Exhibit 99.1

Quest Diagnostics Prices $500 Million of Senior Notes
March 7, 2019

SECAUCUS, N.J., March 7, 2019 -- Quest Diagnostics Incorporated (NYSE: DGX), the world’s leading provider of diagnostic information services, announced today the pricing of a public offering of $500 million aggregate principal amount of its 4.200% senior notes due 2029 under the Quest Diagnostics’ shelf registration statement.

Quest Diagnostics expects to receive the net offering proceeds upon closing on March 12, 2019, subject to customary closing conditions.  The company intends to use the net proceeds from the offering to repay outstanding indebtedness, which includes the $300 million aggregate principal amount of its senior notes due April 2019, and indebtedness under its secured receivables credit facility, and for general corporate purposes.

This press release shall not constitute an offer to sell or a solicitation of an offer to purchase any of these securities and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. This offering may be made only by means of a prospectus supplement and accompanying base prospectus, copies of which or information concerning this offering may be obtained by calling Goldman Sachs & Co. LLC, toll-free at (866) 471-2526, Mizuho Securities USA LLC, toll-free at (866) 271-7403 or Morgan Stanley & Co. LLC, toll-free at (866) 718-1649.

About Quest Diagnostics

Quest Diagnostics empowers people to take action to improve health outcomes. Derived from the world’s largest database of clinical lab results, our diagnostic insights reveal new avenues to identify and treat disease, inspire healthy behaviors and improve health care management. Quest Diagnostics annually serves one in three adult Americans and half the physicians and hospitals in the United States, and our 46,000 employees understand that, in the right hands and with the right context, our diagnostic insights can inspire actions that transform lives.

The statements in this press release which are not historical facts may be forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date that they are made and which reflect management’s current estimates, projections, expectations or beliefs and which involve risks and uncertainties that could cause actual results and outcomes to be materially different. Risks and uncertainties that may affect the future results of the company include, but are not limited to, adverse results from pending or future government investigations, lawsuits or private actions, the competitive environment, the complexity of billing, reimbursement and revenue recognition for clinical laboratory testing, changes in government regulations, changing relationships with customers, payers, suppliers or strategic partners and other factors discussed in the company’s most recently filed Annual Report on Form 10-K and in any of the company’s subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including those discussed in the “Business,” “Risk Factors,” “Cautionary Factors that May Affect Future Results” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of those reports.

Contacts:

Denny Moynihan, Quest Diagnostics (Media): 973-520-2800

Shawn Bevec, Quest Diagnostics (Investors): 973-520-2900